                                                                  Exhibit 12 (b)


                           J. C. PENNEY COMPANY, INC.
                       (the Company and all subsidiaries)

           Computation of Ratios of Available Income to Fixed Charges


                                                     52 Weeks  53 Weeks
                                                       Ended    Ended                  52 Weeks Ended
                                                     --------  --------    -----------------------------------
                                                     01/29/94  01/30/93    01/25/92      01/26/91     01/27/90
                                                     --------  --------    --------      --------     --------
($ Millions)

Income from continuing operations                    $  1,550  $  1,245    $     456     $     820   $  1,163
   (before income taxes and                             -----     -----        -----         -----      -----
   capitalized interest)


Fixed charges

   Interest (including capitalized
   interest)

      On operating leases                                  97        96           95            92         87
      On short term debt                                   43        43           42           103        113
      On long term debt                                   246       281          288           228        232
      On capital leases                                     9        10           11            12         13
      Other, net                                            0        16           (3)           (7)         3
                                                        -----     -----        -----         -----      -----

      Total fixed charges                                 395       446          433           428        448
                                                        -----     -----        -----         -----      -----

      Total available income                         $  1,945  $  1,691    $     889     $   1,248   $  1,611
                                                        =====     =====        =====         =====      =====

Ratio of available income to fixed charges                4.9       3.8          2.1           2.9        3.6
                                                        =====     =====        =====         =====      =====



The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.